Exhibit 99.2







PSB HOLDINGS, INC. AND SUBSIDIARY
Wausau, Wisconsin

CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2002, 2001, and 2000

                                       TABLE OF CONTENTS


INDEPENDENT AUDITOR'S REPORT.......................................1

FINANCIAL STATEMENTS
   Consolidated Balance Sheets.....................................2
   Consolidated Statements of Income...............................3
   Consolidated Statements of Changes in Stockholders' Equity......4
   Consolidated Statements of Cash Flows...........................5
   Notes to Consolidated Financial Statements......................7

                           INDEPENDENT AUDITOR'S REPORT



Board of Directors
PSB Holdings, Inc.
Wausau, Wisconsin

We have audited the accompanying consolidated balance sheets of PSB Holdings, Inc. and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PSB Holdings, Inc. and Subsidiary at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.



Wipfli Ullrich Bertelson LLP

February 3, 2003
Wausau, Wisconsin

                       CONSOLIDATED BALANCE SHEETS
                        December 31, 2002 and 2001

                ASSETS                                           2002              2001
Cash and due from banks                                     $ 15,889.553      $ 16,736,080
Interest-bearing deposits and money market funds               5,490,461         3,539,125
Federal funds sold                                               172,000         5,275,000
Cash and cash equivalents                                     21,552,014        25,550,205

Securities:
   Held to maturity (fair value of $20,354,518 in 2001)                         20,287,480
   Available for sale (at fair value)                         81,056,645        50,156,904
Federal Home Loan Bank Stock                                   2,264,100         2,150,600
Loans held for sale                                              949,200         1,403,400
Loans receivable, net of allowance for loan losses of
  $3,158,077 and $2,968,574 in 2002 and 2001, respectively   256,014,657       236,573,861
Accrued interest receivable                                    1,731,999         1,872,631
Foreclosed assets                                                572,914           421,269
Premises and equipment                                         6,158,178         4,754,906
Mortgage servicing rights                                        696,915           283,750
Other assets                                                     472,126           841,001

TOTAL ASSETS                                                $371,468,748      $344,296,007

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Non-interest-bearing                                     $ 45,457,249      $ 41,507,579
   Interest-bearing                                          252,372,910       232,127,810
     Total deposits                                          297,830,159       273,635,389

Long-term Federal Home Loan Bank advances                     38,000,000        38,000,000
Other borrowings                                               3,302,296         4,326,850
Accrued expenses and other liabilities                         3,033,949         2,984,577
     Total liabilities                                       342,166,404       318,946,816

Stockholders' equity:
   Common stock - No par value with a stated value of
   $1 per share:
     Authorized - 3,000,000 shares
     Issued - 1,804,850 shares                                 1,804,850         1,804,850
   Additional paid-in capital                                  7,149,958         7,158,505
   Retained earnings                                          21,606,862        18,185,664
   Accumulated other comprehensive income                      1,306,189           491,335
   Treasury stock, at cost - 138,748 and 125,440 shares,
     respectively                                             (2,565,515)       (2,291,163)
     Total stockholders' equity                               29,302,344        25,349,191

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $371,468,748      $344,296,007

See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2002, 2001, and 2000

                                                   2002          2001          2000
Interest income:
   Interest and fees on loans                 $ 18,022,243  $ 19,262,801  $ 18,259,930
   Interest on securities:
     Taxable                                     2,723,696     2,866,350     2,888,251
     Tax-exempt                                    898,160       774,769       597,000
   Other interest and dividends                    270,986       523,563       194,503

Total interest income                           21,915,085    23,427,483    21,939,684

Interest expense:
   Deposits                                      6,835,867     9,770,432    10,105,320
   Long-term Federal Home Loan Bank advances     2,288,550     2,265,842     1,294,350
   Other borrowings                                148,877       431,842     1,140,346

Total interest expense                           9,273,294    12,468,116    12,540,016

Net interest income                             12,641,791    10,959,367     9,399,668
Provision for loan losses                        1,110,000       890,000       600,000

Net interest income after provision for
loan losses                                     11,531,791    10,069,367     8,799,668

Noninterest income:
   Service fees                                  1,216,734     1,010,352       855,069
   Gain on sale of loans                         1,492,056       683,278        66,440
   Provision for mortgage servicing right
   valuation allowance                            (268,579)
   Investment and insurance sales commissions      250,106       183,156       195,212
   Other operating income                          357,771       188,294       329,548

Total noninterest income                         3,048,088     2,065,080     1,446,269

Noninterest expense:
   Salaries and employee benefits                4,927,019     4,419,402     3,841,735
   Occupancy                                     1,093,504       917,048       937,071
   Data processing and other office
   operations                                      582,917       522,970       459,746
   Advertising and promotion                       318,507       306,793       211,073
   Other operating expense                       1,304,968     1,149,684     1,024,693

Total noninterest expense                        8,226,915     7,315,897     6,474,318

Income before income taxes                       6,352,964     4,818,550     3,771,619
Provision for income taxes                       1,988,000     1,453,000     1,102,000

Net income                                    $  4,364,964  $  3,365,550  $  2,669,619

Basic earnings per share                      $       2.61  $       2.00  $       1.56

Diluted earnings per share                    $       2.60  $       2.00  $       1.56

See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2002, 2001, and 2000

                                                                       ACCUMULATED
                                              ADDITIONAL                  OTHER
                                    COMMON      PAID-IN    RETAINED    COMPREHENSIVE  TREASURY
                                     STOCK      CAPITAL    EARNINGS    INCOME (LOSS)    STOCK     TOTALS
Balance, January 1, 2000           $1,804,850 $7,158,505  $13,928,790  $ (1,043,128) $  (802,600) $21,046,417

Comprehensive income:
   Net income                                               2,669,619                               2,669,619
   Other comprehensive income,
     net of tax of $381,507                                                 918,314                   918,314

     Total comprehensive income                                                                     3,587,933

Purchase of treasury stock                                                            (1,488,563)  (1,488,563)
Cash dividends declared $.515
  per share                                                  (871,413)                               (871,413)
Balance, December 31, 2000          1,804,850  7,158,505   15,726,996      (124,814)  (2,291,163)  22,274,374

Comprehensive income:
   Net income                                               3,365,550                               3,365,550
   Other comprehensive income,
     net of tax of $259,841                                                 616,149                   616,149

     Total comprehensive income                                                                     3,981,699

Cash dividends declared $.54
  per share                                                  (906,882)                               (906,882)
Balance, December 31, 2001          1,804,850  7,158,505   18,185,664       491,335   (2,291,163)  25,349,191

Comprehensive income:
   Net income                                               4,364,964                               4,364,964
   Other comprehensive income,
     net of tax of $470,469                                                 814,854                   814,854

     Total comprehensive income                                                                     5,179,818

Purchase of treasury stock                                                              (394,455)    (394,455)
Proceeds from stock options
  issued out of treasury                          (8,547)                                 60,218       51,671
Distribution of treasury stock in
  settlement of liability to
  Company directors                                                                       59,885       59,885
Cash dividends declared
  $.565 per share                                            (943,766)                               (943,766)

Balance, December 31, 2002        $ 1,804,850 $7,149,958  $21,606,862  $  1,306,189  $(2,565,515) $29,302,344

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2002, 2001, and 2000

                                                         2002            2001           2000
Cash flows from operating activities:
 Net income                                          $ 4,364,964    $  3,365,550   $  2,669,619
 Adjustments to reconcile net income to net cash
 provided by operating activities:
    Provision for depreciation and net amortization      859,146         582,698        570,555
    Provision (benefit) from deferred income taxes       360,000         (54,000)       (81,000)
    Provision for loan losses                          1,110,000         890,000        600,000
    Proceeds from sales of loans held for sale        94,251,949      60,435,412      4,722,650
    Originations of loans held for sale              (93,145,600)    (61,041,534)    (4,770,210)
    Gain on sale of loans                             (1,492,056)       (683,278)       (66,440)
    Provision for mortgage servicing right
    valuation allowance                                  268,579
    Loss (gain) on sale of premises and equipment         23,912         (48,332)       (69,000)
    Net (gain) loss on sale of foreclosed assets         (28,106)         10,383
    Federal Home Loan Bank stock dividends              (113,500)       (141,900)      (129,800)
    Changes in operating assets and liabilities:
       Accrued interest receivable                       140,632         228,882       (355,475)
       Other assets                                     (461,595)       (328,883)        75,956
       Accrued expenses and other liabilities            109,257          69,150        540,486

Net cash provided by operating activities              6,247,582       3,284,148      3,707,341

Cash flows from investing activities:
 Proceeds from sale and maturities of:
    Held-to-maturity securities                        1,000,000       1,184,789      1,290,001
    Available-for-sale securities                     20,737,285      26,571,357      6,393,719
 Payment for purchase of:
    Held-to-maturity securities                       (1,757,959)     (7,523,254)    (1,439,927)
    Available-for-sale securities                    (29,507,134)    (27,694,871)    (7,439,798)
 Purchase Federal Home Loan Bank stock                                               (1,179,300)
 Net increase in loans                               (20,923,228)    (13,523,970)   (44,777,534)
 Capital expenditures                                 (1,957,280)       (758,143)    (1,442,917)
 Proceeds from sale of premises and equipment              1,300         289,218        119,568
 Proceeds from sale of foreclosed assets                 277,577         347,456         24,196

Net cash used in investing activities                (32,129,439)    (21,107,418)    (48,451,92)

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  Years Ended December 31, 2002, 2001, and 2000

                                                        2002            2001          2000
Cash flows from financing activities:
 Net increase in non-interest-bearing deposits      $ 3,949,670     $ 6,315,193   $ 1,534,788
 Net increase in interest-bearing deposits           20,245,100      25,785,918    37,645,249
 Net decrease in short-term borrowings               (1,024,554)     (7,187,893)   (9,700,147)
 Proceeds from issuance of long-term FHLB advances                   10,000,000    25,000,000
 Repayments of long-term FHLB advances                                            (10,000,000)
 Dividends paid                                        (943,766)       (906,882)     (867,301)
 Proceeds from issuance of stock options                 51,671
 Purchase of treasury stock                            (394,455)                   (1,488,563)

Net cash provided by financing activities            21,883,666      34,006,336    42,124,026

Net increase (decrease) in cash and cash
equivalents                                          (3,998,191)     16,183,066    (2,620,625)
Cash and cash equivalents at beginning               25,550,205       9,367,139    11,987,764

Cash and cash equivalents                           $21,552,014     $25,550,205   $ 9,367,139

SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during the year for:
    Interest                                        $ 9,508,099     $12,817,043   $12,071,704
    Income taxes                                      1,700,000       1,541,872       983,000

NONCASH INVESTING AND FINANCING ACTIVITIES:
 Loans charged off                                  $   985,028     $   331,200   $   314,876
 Loans transferred to foreclosed assets                 838,996         894,397        17,352
 Loans originated on sale of foreclosed assets          531,061         132,641
 Distribution of treaury stock in settlement of
   liability to Company directors                        59,885
 Transfer of held-to-maturity securities to the
   available-for-sale category                       21,026,697

See accompanying notes to consolidated financial statements.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           PRINCIPAL BUSINESS ACTIVITY

           PSB Holdings, Inc. and Subsidiary (the "Company"), operates Peoples State Bank (the "Bank"), a full-service financial institution with a primary marketing area including, but not limited to, Marathon, Oneida, and Vilas Counties, Wisconsin. It provides a variety of banking products including uninsured investment and insurance products and long-term fixed rate residential mortgages.

           PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of PSB Holdings, Inc. and its subsidiary Peoples State Bank. Peoples State Bank also operates a wholly-owned Nevada subsidiary, PSB Investments, Inc., to manage debt and investment securities. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies of the Company conform to generally accepted accounting principles (GAAP) and to the general practices within the banking industry.

           USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

           The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

           CASH EQUIVALENTS

           For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing and non-interest-bearing accounts in other institutions, and federal funds sold, all of which have original maturities of three months or less.

           SECURITIES

           Securities are assigned an appropriate classification at the time of purchase in accordance with management's intent. Securities held to maturity represent those debt securities for which the Company has the positive intent and ability to hold to maturity. Accordingly, these securities are carried at cost adjusted for amortization of premium and accretion of discount calculated using the effective yield method. Unrealized gains and losses on securities held to maturity are not recognized in the financial statements.

           Trading securities include those securities bought and held principally for the purpose of selling them in the near future. The Company has no trading securities.

           Securities not classified as either securities held to maturity or trading securities are considered available for sale and reported at fair value determined from estimates of brokers or other sources. Unrealized gains and losses are excluded from earnings but are reported as other comprehensive income, net of income tax effects, in a separate component of stockholders' equity.

           Any gains and losses on sales of securities are recognized at the time of sale using the specific identification method.

           FEDERAL HOME LOAN BANK STOCK

           As a member of the Federal Home Loan Bank (FHLB) system, the Bank is required to hold stock in the FHLB based on asset size and the anticipated level of borrowings to be advanced to the Company. This stock is recorded at cost which approximates fair value. Transfer of the stock is substantially restricted.

           INTEREST AND FEES ON LOANS

           Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest doubtful or those loans which are past due 90 days or more as to principal or interest payments. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. After being placed on nonaccrual status, additional income is recorded only to the extent that payments are received or the collection of principal becomes reasonably assured. Interest income recognition on loans considered to be impaired under current accounting standards is consistent with the recognition on all other loans.

           Loan origination fees and certain direct loan origination costs are deferred and amortized to income over the contractual life of the underlying loan.

           ALLOWANCE FOR LOAN LOSSES

           The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

           Management believes the allowance for loan losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. In accordance with current accounting standards, the allowance is provided for losses that have been incurred as of the balance sheet date. The allowance is based on past events and current economic conditions, and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

           The allowance for loan losses includes specific allowances related to commercial loans which have been judged to be impaired as defined by current accounting standards. A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. Management has determined that commercial, financial, agricultural, and commercial real estate loans that have a nonaccrual status or have had their terms restructured meet this definition. Large groups of homogeneous loans, such as mortgage and consumer loans, are collectively evaluated for impairment. Specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent. Interest income is recognized on the cash basis.

           In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the subsidiary Bank to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

           LOANS HELD FOR SALE

           Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method using quoted market prices.

           MORTGAGE SERVICING RIGHTS

           Mortgage servicing rights are recognized as separate assets at the time of sale of the related loan and are carried at the lower of amortized cost or market in the aggregate. Mortgage servicing rights are amortized into income in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using prices for similar assets with similar characteristics when available or based on discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum to the extent that fair value is less than the amortized carrying value.
                                  -9-
NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           PREMISES AND EQUIPMENT

           Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of property and equipment are reflected in income. Depreciation is computed principally on the straight-line method and is based on the estimated useful lives of the assets varying primarily from 30 to 40 years on buildings, 5 to 10 years on equipment, and 3 years on computer hardware and software.

           FORECLOSED REAL ESTATE

           Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value (after deducting estimated costs to sell) at the date of foreclosure, establishing a new cost basis. Costs related to development and improvement of property are capitalized, whereas costs related to holding property are expensed. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in any valuation allowance are included in loss on foreclosed real estate.

           RETIREMENT PLANS

           The Company maintains a defined contribution 401(k) profit-sharing plan which covers substantially all full-time employees.

           INCOME TAXES

           Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense is the result of changes in the deferred tax asset and liability.

           ADVERTISING AND PROMOTIONAL COSTS

           Costs relating to Company advertising and promotion are generally expensed when paid.

           STOCK-BASED COMPENSATION

           The Company records expense relative to stock-based compensation using the "intrinsic value method." Since the exercise price is equal to the fair value of the Company's common stock on the date of the award, the intrinsic value of the Company's stock options is "zero" at the time of the award and no expense is recorded.

           As permitted by generally accepted accounting principles, the Company has not adopted the "fair value method" of expense recognition for stock-based compensation awards. Rather, the effects of the fair value method on the Company's earnings have been disclosed in the footnotes to the financial statements on a pro forma basis.
                                  -10-
NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           RECLASSIFICATIONS

           Certain prior year balances have been reclassified to conform to current year presentation.

NOTE 2     CHANGES IN ACCOUNTING PRINCIPLES

           Effective January 1, 2001, the Company adopted Statements of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" and No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Under these SFAS, the Company must recognize all material derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in fair value are generally recognized in earnings in the period of the change. The adoption of SFAS No. 133 and No. 138 did not have an impact on the Company's financial condition or results of operations.

           In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001.

           SFAS No. 142 addresses how intangible assets acquired outside of a business combination should be accounted for upon acquisition and how goodwill and other intangible assets should be accounted for after they have been initially recognized. SFAS No. 142 eliminates the amortization for goodwill and other intangible assets with indefinite lives. Other intangible assets with a finite life will be amortized over their useful life. Goodwill and other intangible assets with indefinite useful lives shall be tested for impairment annually or more frequently if events or changes in circumstances indicate the asset may be impaired. SFAS No. 142 is effective for the Company during 2002.

           The adoption of SFAS No. 141 and No. 142 did not have an impact on the Company's financial condition or results of operations.

NOTE 3     CASH AND DUE FROM BANKS

           Cash and due from banks in the amount of $1,900,000 was restricted at December 31, 2002 to meet the reserve requirements of the Federal Reserve System.

           In the normal course of business, the Company and its subsidiary maintain cash and due from bank balances with correspondent banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company and its subsidiary also maintain cash balances in money market funds. Such balances are not insured. Uninsured cash and cash equivalent balances at December 31, 2002 totaled $19,560,350.
                                  -11-
NOTE 4     SECURITIES

           The amortized cost and estimated fair value of investment securities are as follows:

                                                                     GROSS     GROSS     ESTIMATED
                                                    AMORTIZED     UNREALIZED UNREALIZED    FAIR
                                                       COST          GAINS     LOSSES     VALUE
           December 31, 2002
           Securities available for sale:
             U.S. Treasury securities and
               obligations of U.S. government
               corporations and agencies          $11,788,638    $  412,702  $           $12,201,340

           Obligations of states and political
               subdivisions                        20,904,818     1,021,313               21,926,131
             Mortgage-backed securities             4,518,979        28,001                4,546,980
             Collateralized mortgage obligations   41,260,038       621,735    47,252     41,834,521
             Trust preferred securities               500,000                                500,000
             Other equity securities                   47,673                                 47,673

           Totals                                 $79,020,146    $2,083,751  $ 47,252    $81,056,645

      December 31, 2001

           Securities held to maturity -
             Obligations of states and
               political subdivisions             $20,287,480    $  231,584  $164,546    $20,354,518

           Securities available for sale:
             U.S. Treasury securities and
               obligations of U.S. government
               corporations and agencies          $ 9,516,292    $  173,455  $ 17,094    $ 9,672,653
             Collateralized mortgage obligations   39,716,764       695,095   100,281     40,311,578
             Other equity securities                  172,673                                172,673

           Totals                                 $49,405,729    $  868,550  $117,375    $50,156,904

           The amortized cost and estimated fair value of debt securities available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                         ESTIMATED
                                                            AMORTIZED      FAIR
                                                               COST        VALUE
                        SECURITIES AVAILABLE FOR SALE
           Due in one year or less                        $ 1,904,338   $ 1,914,936
           Due after one year through five years           16,300,073    16,967,783
           Due after five years through ten years          14,489,045    15,244,752
           Due after ten years                                500,000       500,000

           Mortgage-backed securities and
           collateralized mortgage obligations             45,779,017    46,381,501

           Totals                                         $78,972,473   $81,008,972

           Securities with a fair value of $7,907,302 and $9,224,963 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and other borrowings and for other purposes required by law.

           No securities were sold in 2002, 2001, or 2000.

           During December 2002, the Company transferred the entire securities held to maturity portfolio to available-for-sale status. Securities held to maturity consisted of municipal securities. At the date of transfer, municipal securities had a net book value of $21,026,697 and a fair value of $22,056,272 for an unrealized gain of $1,029,575. In accordance with current accounting standards, the transferred municipal securities were recorded at fair value and stockholders' equity increased $672,518 net of income tax effects at the date of transfer to recognize additional unrealized gain on securities available for sale. The Company reclassified municipal securities to increase available liquidity.

NOTE 5     LOANS

           The composition of loans categorized by the initial purpose of the loan is as follows:

                                                          2002          2001
           Commercial and industrial                 $ 64,527,390  $ 64,503,321
           Commercial real estate mortgage            102,238,464    84,150,212
           Residential real estate mortgage            55,077,668    61,787,055
           Real estate construction                    26,051,909    15,608,734
           Residential real estate home equity          7,273,728     4,576,194
           Consumer and individual                     10,439,202    12,521,687

           Subtotals                                  265,608,361   243,147,203
           Net deferred loan costs                        272,452       132,312
           Loans in process of disbursement            (6,708,079)   (3,737,080)
           Allowance for loan losses                   (3,158,077)   (2,968,574)

           Net loans receivable                      $256,014,657  $236,573,861

           The Company, in the ordinary course of business, grants loans to its executive officers and directors, including their families and firms in which they are principal owners. All loans to executive officers and directors are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans is summarized below:

                                                          2002          2001
           Loans outstanding, January 1              $5,035,249    $3,998,278
           New loans                                  1,159,385     2,680,944
           Repayments                                (2,372,890)   (1,643,973)

           Loans outstanding, December 31            $3,821,744    $5,035,249

           The following is a summary of information pertaining to impaired loans:

                                                                    DECEMBER 31
                                                                  2002       2001
           Impaired loans without a valuation allowance      $    4,831   $  144,525
           Impaired loans with a valuation allowance          1,415,877    1,967,670

           Total impaired loans                              $1,420,708   $2,112,195

           Valuation allowance related to impaired loans     $  431,076   $  550,810

                   YEARS ENDED DECEMBER 31,                    2002       2001       2000
           Average recorded investment, net of allowance
             for loan losses                                $2,216,672 $2,177,185 $1,947,806

           Interest income recognized                       $  179,643 $  190,998 $  174,963

           Interest income recognized on a cash basis
             on impaired loans                              $  144,591 $   88,197 $  101,618

           Total loans receivable (including nonaccrual impaired loans) placed on nonaccrual status as of December 31, 2002 and 2001 were $1,785,968 and $3,035,668 respectively. There were no loans past due 90 days or more but still accruing income at December 31, 2002 and 2001.

           An analysis of the allowance for loan losses for the three years ended December 31, follows:

                                                           2002         2001         2000
           Balance, January 1                          $ 2,968,574  $ 2,407,439  $ 2,099,241
           Provision charged to operating expense        1,110,000      890,000      600,000
           Recoveries on loans                              64,531        2,335       23,074
           Loans charged off                              (985,028)    (331,200)    (314,876)

           Balance, December 31                        $ 3,158,077  $ 2,968,574  $ 2,407,439


           Under a secondary market loan servicing program with the Federal Home Loan Bank (FHLB), the Company provides a credit enhancement guarantee to reimburse the FHLB for foreclosure losses in excess of 1% of original loan principal sold to the FHLB in exchange for a monthly fee. At December 31, 2002 the Company serviced payments on $95,408,278 of first lien residential loan principal for the FHLB. At December 31, 2002, the maximum Company obligation for such guarantees would be approximately $262,028 if total foreclosure losses on the entire pool of loans exceed approximately $1,280,000. Management believes the likelihood of a reimbursement for loss payable to the FHLB to be remote and does not maintain any recourse liability for possible losses.

NOTE 6     MORTGAGE SERVICING RIGHTS

           Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $95,408,278 and $35,929,282 at December 31, 2002 and 2001, respectively. Mortgage servicing rights are capitalized when the serviced loans are sold. This asset is amortized over the estimated period that servicing income is recognized. The following is a summary of changes in the balance of mortgage servicing rights at December 31:

                                                                   2002        2001
           Balance at beginning                                $  283,750  $
           Additions from originated servicing                    839,907     320,993
           Amortization charged to earnings                      (158,163)    (37,243)
           Change in valuation allowance charged to earnings     (268,579)

           Balance at end                                      $  696,915  $  283,750

           A summary of changes in the valuation allowance at December 31, 2002 is as follows:
           Balance at beginning                                  $
           Additions charged to earnings                           268,579
           Write-down from prepayments of loan principal          (153,421)

           Balance at end                                        $ 115,158

           No valuation allowance for impairment of mortgage servicing rights existed at December 31, 2001.

           The fair market value of mortgage servicing rights at December 31, 2002 and 2001 was $696,915 and $283,750, respectively.

NOTE 7     PREMISES AND EQUIPMENT

           The composition of premises and equipment follows:
                                                                     2002         2001
           Land                                                  $ 1,397,314   $1,381,617
           Buildings and improvements                              5,451,435    4,024,338
           Furniture and equipment                                 3,121,435    3,835,783
           Construction in progress                                   79,038      198,020

           Total cost                                             10,049,222    9,439,758
           Less - Accumulated depreciation and amortization        3,891,044    4,684,852

           Totals                                                $ 6,158,178   $4,754,906

           Depreciation and amortization charged to operating expenses amounted to $500,112 in 2002, $513,207 in 2001, and $544,366 in 2000.

           LEASE COMMITMENTS

           The Company leases various pieces of equipment under cancelable leases and office space for two branch locations under noncancelable leases. The Company has the option to renew the noncancelable branch location leases for an additional term upon expiration. All leases are classified as operating. Future minimum payments under the noncancelable leases are as follows:

           2003                                            $ 66,177
           2004                                              72,073
           2005                                              46,031
           2006                                              14,964

           Total                                           $199,245

           Rental expense for all operating leases was $62,130, $57,361 and $43,468 for the years ended December 31, 2002, 2001, and 2000, respectively.

           The Company has committed approximately $143,000 for future fixed asset acquisitions at December 31, 2002.

NOTE 8     DEPOSITS

           The distribution of deposits at December 31 is as follows:

                                                      2002              2001
           Non-interest-bearing demand deposits  $  45,457,249    $  41,507,579
           Interest-bearing demand deposits         18,119,125       16,477,410
           Savings deposits                         20,425,940       17,214,046
           Money market deposits                    74,418,238       76,973,599
           Time deposits                           139,409,607      121,462,755

           Total deposits                         $297,830,159     $273,635,389

           The scheduled maturities of time deposits at December 31, 2002 are summarized as follows:

           2003                                           $ 86,885,644
           2004                                             20,101,954
           2005                                              7,752,616
           2006                                              9,002,641
           2007                                             13,666,752
           Thereafter                                        2,000,000

           Total                                          $139,409,607

           Time deposits with individual balances greater than $100,000 totaled $60,501,909 and $51,631,238 at December 31, 2002 and 2001,
           respectively.

           Deposits from Company directors, officers, and related parties at December 31, 2002 and 2001 totaled $6,750,565 and $6,587,405, respectively.

NOTE 9     LONG-TERM FEDERAL HOME LOAN BANK ADVANCES

           Long-term FHLB advances at December 31, consist of the following:

                                                                               2002          2001
           Note payable to the FHLB, monthly interest payments only at
           5.45%, due January 2003 (During January 2003, the
           Company renewed this borrowing for a one-month term for
           $5 million at 1.59% and for a 5-year term for $5 million at
           3.90%)                                                           $10,000,000  $10,000,000

           Note payable to the FHLB, monthly interest payments only at
           6.50%, due November 2003                                           6,000,000    6,000,000

           Note payable to the FHLB, monthly interest payments only at
           6.21%, due February 2005, callable by the issuer beginning
           February 2001                                                      5,000,000    5,000,000

           Note payable to the FHLB, monthly interest payments only at
           6.17%, due March 2005, callable by the issuer beginning
           March 2001                                                         8,000,000    8,000,000

           Note payable to the FHLB, monthly interest payments only at
           6.10%, due April 2005, callable by the issuer beginning
           January 2001                                                       6,000,000    6,000,000

           Note payable to the FHLB, monthly interest payments only at
           5.07%, due February 2008, callable by the issuer beginning
           February 2001                                                       3,000,000   3,000,000

           Totals                                                            $38,000,000 $38,000,000

           The scheduled principal maturities are:

           2003                                            $ 11,000,000
           2005                                              19,000,000
           2008                                               8,000,000

           Total                                           $ 38,000,000

           The FHLB advances are secured by a blanket lien consisting principally of one-to-four family real estate loans totaling in excess of $63,000,000 at December 31, 2002 and 2001. As a member of the FHLB system, the Company may draw both short-term and long-term advances on a maximum line of credit totaling approximately $43,000,000 based on real estate loan collateral. At December 31, 2002, the Company's available and unused portion of this line of credit totaled approximately $5,000,000. The company also has, under a current agreement with the FHLB, an ability to borrow up to $23,000,000 by pledging available securities.

NOTE 10    OTHER BORROWINGS

           Other borrowings consist of securities sold under repurchase agreements totaling $3,302,296 and $4,326,850 at December 31, 2002 and 2001, respectively.

           The Company pledges U.S. Treasury and agency securities available for sale as collateral for repurchase agreements. The fair value of securities pledged for repurchase agreements totaled $5,444,893 and $6,885,173 at December 31, 2002 and 2001, respectively. Amortized cost of the securities pledged was $5,178,683 at December 31, 2002.

           The following information relates to federal funds purchased and securities sold under repurchase agreements for the years ended December 31:

                                              2002          2001           2000
           As of end of year:
              Weighted average rate             3.98%         5.01%          6.83%
           For the year:
              Highest month-end balance    $4,539,864    $9,046,563    $26,862,797
              Daily average balance        $3,496,105    $6,414,054    $17,232,498
              Weighted average rate             4.26%         6.74%          6.62%

           Repurchase agreements with related parties totaled $226,524 at December 31, 2002. There were no related party repurchase agreements at December 31, 2001.

NOTE 11    RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

           The Company has established a 401(k) profit-sharing contribution pension plan for its employees. The Company matches 50% of employees' salary deferrals up to the first 6% of pay deferred (4% in 2000). The Company also may declare a discretionary profit-sharing contribution. The expense recognized for contributions to the plan for the years ended December 31, 2002, 2001, and 2000 was $280,203, $262,940 and $160,166 respectively.

           The Company also maintained an unfunded retirement plan for its directors. Under the terms of the plan, directors who had at least 15 years of service were eligible for benefits of between 25% and 50% of the fees earned in the last five years of service. Effective December 31, 2000, the plan was terminated and benefits frozen. In 2001, termination vesting was provided to all directors on a pro-rata basis. The liability recognized in the financial statements for this plan was $42,069 and $123,167 at December 31, 2002 and 2001, respectively. The expense recognized in 2001 associated with the plan termination was approximately $104,000. Income of approximately $25,000 was recognized on this plan in 2000.

           The Company maintains an unfunded, postretirement health care benefit plan which covers the officers of the Company. After retirement, the Company will pay between 25% and 50% of the health insurance premiums for former Company officers. To qualify, an officer must have at least 15 years of service, be employed by the Company at retirement, and must be 62 years of age at retirement. The actual amount paid is based upon years of service to the Company.

           The following table provides a reconciliation of changes in the postretirement health care benefit plan for the years ended December
           31, 2002 and 2001:

                                                             2002      2001
           Reconciliation of benefit obligations:
              Obligation at January 1                    $ 275,329  $ 237,057
              Service cost                                  29,145     17,140
              Interest cost                                 31,744     22,045
              Benefit payments                             (13,955)    (8,309)
              Net amortization of prior service costs       13,323      7,396

           Obligation at December 31                     $ 335,586  $ 275,329

           The following table provides the components of net periodic benefit cost of the plans for the years ended December 31, 2002, 2001, and 2000:

                                                              POSTRETIREMENT
                                                                HEALTH CARE
                                                               BENEFIT PLAN
                                                         2002      2001      2000
           Service cost                                $29,145   $17,140   $15,466
           Interest cost                                31,744    22,045    21,771
           Net amortization of prior service costs      13,323     7,396     7,396

           Net periodic pension cost                   $74,212   $46,581   $44,633

           The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                                                              POSTRETIREMENT
                                                                HEALTH CARE
                                                               BENEFIT PLAN
                                                         2002      2001      2000

           Discount rate                               6.75%     7.50%     7.50%
           Health care cost trend rate                 6.75%     7.00%     7.25%

           The health care cost trend rate is anticipated to be 6.50% in 2003, grading down .25% per year to 5.00%.

           Assumed health care cost trend rates have a significant effect on the amounts reported for the health care benefit plan. A 1% increase in assumed health care cost trend rates would have the following effects:

                                                        2002     2001     2000
           Effect on service and interest cost       $ 14,956  $ 9,330  $ 8,813
           Effect on accumulated benefit obligation
              at December 31                          103,093   66,875   65,014

NOTE 12    SELF-FUNDED HEALTH INSURANCE PLAN

           The Company has established an employee medical benefit plan to self-insure claims up to $20,000 per year for each individual with a $465,366 stop-loss per year for participants in the aggregate. Coverages in 2003 will be $20,000 per individual and $569,000 in the aggregate. The Company and its covered employees contribute to the fund to pay the claims and stop-loss premiums. Medical benefit plan costs are expensed as incurred. The liability recognized for claims incurred but not yet paid was $70,520 and $54,103 as of December 31, 2002 and 2001, respectively. Health insurance expense recorded in 2002, 2001, and 2000 was $274,539, $272,735 and $278,639,
           respectively.

NOTE 13    INCOME TAXES

           The components of the income tax provision are as follows:

                                                        2002         2001         2000
           Current income tax provision:
              Federal                               $ 1,460,000  $ 1,414,000  $ 1,101,000
              State                                     168,000       93,000       82,000

           Total current                              1,628,000    1,507,000    1,183,000

           Deferred income tax expense (benefit):
              Federal                                   300,000      (43,000)     (60,000)
              State                                      60,000      (11,000)     (21,000)

           Total deferred                               360,000      (54,000)     (81,000)

           Total provision for income taxes         $ 1,988,000  $ 1,453,000  $ 1,102,000

           A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31, follows:

                                               2002                  2001                  2000
                                                   PERCENT               PERCENT               PERCENT
                                                     OF                    OF                    OF
                                                   PRETAX                PRETAX                PRETAX
                                        AMOUNT     INCOME     AMOUNT     INCOME     AMOUNT     INCOME
           Tax expense at
             statutory rate           $2,160,000    34.0    $1,638,000    34.0    $1,282,000    34.0

           Increase (decrease)
             in taxes resulting
             from:
               Tax-exempt
                 interest               (338,000)   (5.3)     (284,000)   (5.9)     (215,000)   (5.7)
               State income tax          150,000     2.4        54,000     1.1        40,300     1.1
               Other                      16,000     0.2        45,000     1.0        (5,300)   (0.2)

           Provision for income
             taxes                    $1,988,000    31.3    $1,453,000    30.2    $1,102,000    29.2

           Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major components of the net deferred tax assets are as follows:

                                                                   2002         2001
           Deferred tax assets:
             Allowance for loan losses                         $1,054,100   $1,047,400
             Deferred compensation                                 17,000       48,500
             State net operating loss                              28,600       23,600
             Post-retirement health care benefits                 128,900      105,100
             Employee pension plan                                 21,000       25,300
             Other                                                  2,400       16,200
             Valuation allowances                                 (28,600)     (23,600)

           Gross deferred tax assets                            1,223,400    1,242,500

           Deferred tax liabilities:
             Premises and equipment                               172,200      103,600
             Mortgage servicing rights                            274,400      111,000
             FHLB stock                                           135,800       91,100
             Deferred loan costs                                  108,300       52,000
             Unrealized gain on securities available for sale     730,310      259,840
             Other                                                  9,900        2,000

           Gross deferred tax liabilities                       1,430,910      619,540

           Net deferred tax asset (liability)                  $ (207,510)  $  622,960

           The Company and its subsidiary Bank pay state income taxes on individual, unconsolidated net earnings. At December 31, 2002, net operating loss carryforwards of the parent company of approximately $532,000 existed to offset future state taxable income. These net operating losses will begin to expire in 2012. A valuation allowance has been recognized to adjust deferred tax assets to the amount of net operating losses expected to be utilized to offset future income. If realized, the tax benefit for this item will reduce current tax expense for that period. The valuation allowance increased $5,000 in 2002.

NOTE 14    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

           CREDIT RISK

           The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

           The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31, are as follows:

                                                              2002          2001
           Commitments to extend credit                  $ 36,695,000  $ 29,512,000
           Commercial letters of credit - variable rate       889,000       537,000
           Home equity lines of credit - variable rate      5,892,000     4,538,000
           Credit card commitments - fixed rate             3,217,000     3,223,000

           Totals                                        $ 46,693,000  $ 37,810,000

           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

           Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments are generally structured to allow for 100% collateralization on all letters of credit.

           Credit card commitments are commitments on credit cards issued by the Company and serviced by Elan Financial Services. These commitments are unsecured.

           CONCENTRATION OF CREDIT RISK

           The Company grants residential mortgage, commercial, and consumer loans predominantly in Marathon, Oneida, and Vilas Counties, Wisconsin. There are no significant concentrations of credit to any one debtor or industry group. Management believes the diversity of the local economy will prevent significant losses in the event of an economic downturn.

           CONTINGENCIES

           In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

           INTEREST RATE RISK

           The Company originates and holds adjustable rate mortgage loans with variable rates of interest. The rate of interest on these loans is capped over the life of the loan. At December 31, 2002, none of the approximately $14,154,000 of variable rate loans had reached the interest rate cap.

           OTHER COMMITMENTS

           On July 12, 2002, the Company announced an annual, ongoing share repurchase program of up to 1% of outstanding shares per year. The Company repurchased 19,838 shares during 2002 at an average price per share of $19.88. The Company anticipates repurchasing approximately 17,000 shares during 2003 at market prices then in effect related to this commitment. There were no shares repurchased during 2001.

NOTE 15    STOCK OPTION PLAN

           Under the terms of an incentive stock option plan adopted during 2001, shares of unissued common stock are reserved for options to officers and key employees of the Company at prices not less than the fair market value of the shares at the date of the grant. Options may be exercised anytime after the option grant's six month anniversary. These options expire ten years after the grant date. As of December 31, 2002, all 26,892 options outstanding were eligible to be exercised. The following tables summarize information regarding stock options outstanding at December 31, 2002 and activity during the 3 years ended December 31, 2002.

                         OPTIONS EXERCISABLE
            EXERCISE PRICES                     SHARES
                 $16.63                         22,278
                 $17.65                          4,614

                                                                           WEIGHTED
                                                                            AVERAGE
                                                SHARES                       PRICE
           January 1, 2001                    $                             $
           Options granted                      25,386                        16.63

           December 31, 2001                    25,386                        16.63
           Options granted                       4,614                        17.65
           Options exercised                    (3,108)                      (16.63)

           December 31, 2002                  $ 26,892                      $ 16.80

           As of December 31, 2002, no additional shares of common stock remain reserved for future grants to officers and key employees under the option plan approved by the shareholders.

           The Company follows the provisions of Accounting Principles Board
           (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and uses the "intrinsic value method" of recording stock-based compensation cost. Because stock options are granted with an exercise price equal to fair value at the date of grant, no compensation expense is recorded. However, had compensation cost for the Company's stock-based plan been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" based on the fair value of the stock options, net income would have decreased $9,228 in 2002 and $61,307 in 2001. Earnings per share, assuming dilution, would have been $2.60 in 2002 and $1.97 in 2001.

NOTE 16    STOCK SPLIT

           On November 19, 2002, the Company's shareholders approved an increase in authorized shares from 1,000,000 to 3,000,000, allowing the Board of Directors to effect a 2 for 1 stock split paid on December 2, 2002. All references in the accompanying financial statements to the number of common shares and per share amounts for 2002, 2001, and 2000 have been restated to reflect the split.

NOTE 17CAPITAL REQUIREMENTS

           The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

           Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

           As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

           The Company's and the Bank's actual and regulatory capital amounts and ratios are as follows:

                                                                                    TO BE WELL-
                                                                                    CAPITALIZED UNDER
                                                                 FOR CAPITAL        PROMPT CORRECTIVE
                                              ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS
                                         AMOUNT     RATIO      AMOUNT    RATIO      AMOUNT     RATIO
           As of December 31, 2002:
             Total capital (to risk
               weighted assets):
               Consolidated           $31,085,000   11.4%   $21,790,000   8.0%       N/A
               Subsidiary bank        $30,473,000   11.2%   $21,790,000   8.0%   $27,238,000   10.0%

             Tier I capital (to risk
               weighted assets):
               Consolidated           $27,926,000   10.2%   $10,895,000   4.0%       N/A
               Subsidiary bank        $27,315,000   10.0%   $10,895,000   4.0%   $16,343,000    6.0%

             Tier I capital (to
               average assets):
               Consolidated           $27,926,000    7.7%   $14,538,000   4.0%       N/A
               Subsidiary bank        $27,315,000    7.5%   $14,537,000   4.0%   $18,171,000    5.0%

           As of December 31, 2001:
             Total capital (to risk
               weighted assets):
               Consolidated           $27,799,000   11.2%   $19,900,000   8.0%       N/A
               Subsidiary bank        $27,644,000   11.1%   $19,900,000   8.0%   $24,875,000   10.0%

             Tier I capital (to risk
               weighted assets):
               Consolidated           $24,830,000   10.0%   $ 9,950,000   4.0%       N/A
               Subsidiary bank        $24,675,000    9.9%   $ 9,950,000   4.0%   $14,925,000    6.0%

             Tier I capital (to
               average assets):
               Consolidated           $24,830,000    7.4%   $13,370,000   4.0%       N/A
               Subsidiary bank        $24,675,000    7.4%   $13,370,000   4.0%   $16,713,000    5.0%

NOTE 18    EARNINGS PER SHARE

           Basic and diluted earnings per share data are based on the weighted-average number of common shares outstanding during each period. Diluted earnings per share are further adjusted for potential common shares that were dilutive and outstanding during the period. Potential common shares generally consist of stock options outstanding under the incentive plans. The dilutive effect of potential common shares is computed using the treasury stock method. All stock options are assumed to be 100% vested for purposes of the earnings per share computations. The computation of earnings per share for the years ended December 31, 2002, 2001, and 2000 are as follows:

                                                              2002         2001         2000
           Net income                                      $4,364,964   $3,365,550   $2,669,619

           Weigted average shares outstanding               1,674,523    1,679,410    1,716,572
           Effect of dilutive stock options outstanding         4,261

           Diluted weighted average shares outstanding      1,678,784    1,679,410    1,716,572

           Basic earnings per share                        $     2.61   $     2.00   $     1.56
           Diluted earnings per share                      $     2.60   $     2.00   $     1.56

NOTE 19    RESTRICTIONS ON RETAINED EARNINGS

           The Bank is restricted by banking regulations from making dividend distributions above prescribed amounts and is limited in making loans and advances to the Company. At December 31, 2002, the retained earnings of the subsidiary available for distribution as dividends without regulatory approval was approximately $8,065,000.

NOTE 20    FAIR VALUE OF FINANCIAL INSTRUMENTS

           Current accounting standards require that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

           The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial statements:

           Cash and cash equivalents: The carrying amounts reported in the balance sheets approximate fair value.

           Securities: Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

           Loans held for sale: Fair value is based on commitments on hand from investors or prevailing market prices.

           Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's repayment schedules for each loan classification. In addition, for impaired loans, marketability and appraisal values for collateral were considered in the fair value determination. The carrying amount of accrued interest approximates its fair value.

           Mortgage Servicing Rights: Fair values are based on estimated discounted cash flows based on current market rates and anticipated repayment term of the serviced loans or estimates of similar prices for similar rights.

           Deposit Liabilities: The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, NOW accounts, and money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate reflects the credit quality and operating expense factors of the Company.

           Long-Term Borrowings: The fair value of the Company's long-term borrowings (other than deposits) is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

           Other Borrowings: The fair value of other borrowings with no stated maturity, such as federal funds purchased, is equal to the amount payable on demand at the reporting date. Fair value for fixed rate repurchase agreements is estimated using a discounted cash flow calculation that applies interest rates currently being offered on repurchase agreements to a schedule of aggregated expected maturities on the existing agreements.

           Off-Balance-Sheet Instruments: The fair value of commitments would be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counter parties. Since this amount is immaterial, no amounts for fair value are presented.

           The carrying amounts and fair values of the Company's financial instruments consisted of the following at December 31:

                                                     2002                            2001
                                           CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                            AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
           Financial assets:

           Cash and cash equivalents     $ 21,552,014    $ 21,552,014    $ 25,550,205    $ 25,550,205
           Securities                      83,320,745      83,320,745      72,594,984      72,662,022
           Net loans                      256,963,857     259,242,634     237,977,621     239,303,704
           Mortgage servicing rights          696,915         696,915         283,750         283,750
           Accrued interest receivable      1,731,999       1,731,999       1,872,631       1,872,631

           Financial liabilities:

           Deposits                       297,830,159     300,102,590     273,635,389     275,787,818
           Long-term borrowings            38,000,000      40,271,501      38,000,000      39,354,608
           Other borrowings                 3,302,296       3,346,417       4,326,850       4,389,910
           Accrued interest payable           931,817         931,817       1,176,815       1,176,815

           LIMITATIONS

           Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains or losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 21    CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

           The following condensed balance sheets as of December 31, 2002 and 2001, and condensed statements of income and cash flows for the years ended December 31, 2002, 2001, and 2000, for PSB Holdings, Inc. should be read in conjunction with the consolidated financial statements and footnotes.

                                       BALANCE SHEETS
                                 December 31, 2002 and 2001
                   ASSETS                                   2002          2001
           Cash and due from banks                      $ 1,202,867   $   669,204
           Investment in subsidiary                      28,690,570    25,195,181
           Other assets                                      33,695        72,599

           TOTAL ASSETS                                 $29,927,132   $25,936,984

                  LIABILITIES AND STOCKHOLDERS' EQUITY


           Accrued dividends payable                    $   624,788   $   587,793
           Total stockholders' equity                    29,302,344    25,349,191

           TOTAL LIABILITIES AND STOCKHOLDERS'
             EQUITY                                     $29,927,132   $25,936,984

                                    STATEMENTS OF INCOME
                       Years Ended December 31, 2002, 2001, and 2000

                                                          2002         2001          2000
           Income:
             Dividends from subsidiary               $ 1,750,000   $ 1,063,000   $ 2,269,000
             Interest                                      2,891         4,317         5,235

                Total income                           1,752,891     1,067,317     2,274,235

           Expenses:
             Interest                                                                  8,577
             Other                                        99,862       134,905        66,342

                Total expenses                            99,862       134,905        74,919

           Income before income taxes and equity in
             undistributed net income of subsidiary    1,653,029       932,412     2,199,316
           Provision for income tax benefit              (31,400)      (44,000)      (22,000)

           Net income before equity in undistributed
             net income of subsidiary                  1,684,429       976,412     2,221,316
           Equity in undistributed net income of
             subsidiary                                2,680,535     2,389,138       448,303

           Net income                                $ 4,364,964   $ 3,365,550   $ 2,669,619

                                 STATEMENTS OF CASH FLOWS
                       Years Ended December 31, 2002, 2001, and 2000

                                                              2002             2001             2000
           Increase (decrease) in cash and due from
             banks:
               Cash flows from operating activities:
             Net income                                    $4,364,964    $3,365,550    $2,669,619
             Adjustments to reconcile net income to net
             cash provided by operating activities:
               Equity in undistributed net income of
                 subsidiary                                (2,680,535)   (2,389,138)     (448,303)
               Net amortization                                                             8,965
               (Increase) decrease in other assets             38,904       (46,293)          302
               Increase in dividends payable                   36,995        18,253

               Net cash provided by operating activities    1,760,328       948,372     2,230,583

               Cash flows from financing activities:
             Dividends paid                                  (943,766)     (906,882)     (867,301)
             Proceeds from stock options issued
               out of treasury                                 51,671
             Proceeds from stock options issued
               to subsidiary bank out of treasury              59,885
             Purchase of treasury stock                      (394,455)                 (1,488,563)

               Net cash used in financing activities       (1,226,665)     (906,882)   (2,355,864)

           Net increase (decrease) in cash and due
             from bank                                        533,663        41,490      (125,281)
           Cash and due from banks at beginning               669,204       627,714       752,995

           Cash and due from banks at end                  $1,202,867    $  669,204    $  627,714

NOTE 22    SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

                                                                    Three months ended
                                               March 31      June 30        Sept 30       Dec 31
               2002

           Interest income                    $5,370,000    $5,405,000    $5,601,000    $5,539,000
           Interest expense                    2,376,000     2,301,000     2,345,000     2,251,000
           Net interest income                 2,994,000     3,104,000     3,256,000     3,288,000
           Provision for loan losses             180,000       180,000       450,000       300,000
           Net income applicable to
              common stock                       958,000     1,024,000     1,051,000     1,332,000
           Basic and diluted earnings
              per share *                     $     0.57    $     0.61    $     0.63    $     0.80

               2001

           Interest income                    $6,046,000    $5,979,000    $5,833,000    $5,570,000
           Interest expense                    3,559,000     3,349,000     2,924,000     2,636,000
           Net interest income                 2,487,000     2,630,000     2,909,000     2,934,000
           Provision for loan losses             150,000       150,000       150,000       440,000
           Net income applicable to
              common stock                       769,000       839,000       885,000       873,000
           Basic and diluted earnings
              per share                       $     0.46    $     0.50    $     0.53    $     0.53

               2000

           Interest income                    $4,907,000    $5,305,000    $5,666,000    $6,062,000
           Interest expense                    2,576,000     2,991,000     3,414,000     3,559,000
           Net interest income                 2,331,000     2,314,000     2,252,000     2,503,000
           Provision for loan losses             150,000       150,000       150,000       150,000
           Net income applicable to
              common stock                       573,000       680,000       545,000       872,000
           Basic and diluted earnings
              per share                       $     0.32    $     0.39    $     0.33    $     0.52

           * Basic and diluted earnings per share for the year ended December 31, 2002 were $2.61 and $2.60, respectively. Due to rounding, however, quarterly earnings per share for both measures were the same.

                                  -36-